Exhibit 23.6

Consent of Mr. Shaochun Xu

September 2, 2010

Directors

Global Education & Technology Group Limited.

9F Tower D, Beijing New Logo

A18 Zhongguancun South Street

Haidian District

Beijing 100081, China

Subject: WRITTEN CONSENT RE FILING OF REGISTRATION STATEMENT OF GLOBAL EDUCATION & TECHNOLOGY GROUP LIMITED

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I, Shaochun Xu, consent to be named in the Registration Statement on Form F-1 of Global Education & Technology Group Limited and in all amendments and supplements thereto as a person who will become a member of the board of directors of Global Education & Technology Group Limited effective upon declaration of effectiveness of the Registration Statement on Form F-1 by the Securities and Exchange Commission.

Sincerely yours,

/s/ Shaochun Xu
Shaochun Xu